SCHEDULE A

dated March 31, 2020

to the

EXPENSE LIMITATION AGREEMENT

dated November 1, 2019 between

THE ADVISORS’ INNER CIRCLE FUND

and

WESTWOOD MANAGEMENT CORP.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Westwood Alternative Income Fund	Institutional Shares 0.14%	February 28, 2021
Ultra Shares 0.00%
	A Class Shares 0.24%	February 28, 2022
C Class Shares 0.99%

ACKNOWLEDGED AND ACCEPTED BY:

WESTWOOD MANAGEMENT CORP.

By:	/s/ Bill Hardcastle
Name:	Bill Hardcastle
Title:	SVP

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Matthew M. Maher
Name:	Matthew M. Maher
Title:	Vice President and Secretary